Exhibit 99

NEWS

CONTACT:	Tom Marder	301.380.2553 thomas.marder@marriott.com
	Felicia McLemore	301.380.2702 felicia.mclemore@marriott.com

MARRIOTT INTERNATIONAL TO TRANSFER

TO THE NASDAQ STOCK MARKET

Bethesda, Md. – October 7, 2013 – Marriott International, Inc. (NYSE: MAR), a leading lodging company with more than 3,800 properties across the broadest portfolio of brands in the lodging industry, today announced it will voluntarily transfer the listing of its common stock to The NASDAQ Global Select Market (NASDAQ) from the New York Stock Exchange (“NYSE”). Trading of Marriott’s shares on NASDAQ is expected to commence on October 21, 2013 under its current ticker symbol “MAR.” Marriott will continue to trade on the NYSE until that time. Marriott’s shares also will continue to trade on the Chicago Stock Exchange after the transfer to NASDAQ.

“We’re pleased to partner with NASDAQ as our new stock market listing. We believe this will provide us with cost-effective visibility, as well as efficient access to a portfolio of tools and opportunities to reach investors,” said Carl Berquist, Marriott’s executive vice president and chief financial officer. “While we are looking forward to our new relationship with NASDAQ, the NYSE was our listing home for many years, and they have served us well over that time.”

“Marriott International is known throughout the world as a company dedicated to the pursuit of excellence through innovation and focus on their customers,” said Bruce Aust, Executive Vice President, Corporate Client Group, NASDAQ OMX. “We are pleased to welcome Marriott to The NASDAQ Global Select Market and look forward to our continued partnership with the company and its shareholders.”

About Marriott International:

Marriott International, Inc. (NYSE: MAR) is a leading lodging company based in Bethesda, Maryland, USA, with more than 3,800 properties in 72 countries and territories and reported revenues of nearly $12 billion in fiscal year 2012. The company operates and franchises hotels and licenses vacation ownership resorts under 18 brands. For more information or reservations, please visit our website at www.marriott.com and for the latest company news, visit www.marriottnewscenter.com

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of federal securities laws, including the expected timing of our stock exchange transfer and the potential benefits from the transfer, that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including changes in market conditions, the continued integrity of the stock exchanges’ systems and other risk factors that we identify in our most recent quarterly report on Form 10-Q. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of October 7, 2013. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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